Exhibit 10.1

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (the “Agreement”) is made and entered into by Matthew T. Sheehan (“Executive”) and Primo Water Corporation (the “Company”) (together, the “Parties”).

WHEREAS, Executive has served as the Chief Executive Officer of the Company, in accordance with the terms of the June 10, 2013 Employment Agreement executed by Company and the Executive, as amended by the October 31, 2016 Amendment to the Employment Agreement executed by Company and the Executive (together, the “Employment Agreement”).

WHEREAS, Executive, in exchange for the agreed upon, good and valuable consideration contained herein, has agreed to enter into this Agreement to fully and finally resolve any and all claims, issues, demands, causes of action and controversies Executive may have against the Company under the terms and conditions contained herein.

In consideration of the foregoing, the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.     SEPARATION. Executive’s employment with the Company will terminate effective as of November 1, 2019 (the “Termination Date”). All compensation and benefits cease as of the Termination Date, except as expressly provided in this Agreement or as otherwise required by law. The Termination Date will be deemed the effective date of Executive’s termination of employment for all purposes. Executive shall have no authority to act on behalf of the Company or to bind it in any way after the close of business on the Termination Date.

2.     RESIGNATION FROM BOARD. Executive hereby acknowledges and agrees that he has resigned from all director positions with the Board of Directors of the Company (the “Board”) and any of its subsidiaries, effective as of the Termination Date.

3.     PAYMENT THROUGH TERMINATION DATE. Regardless of whether Executive signs this Agreement, Executive will receive:

(a)     All base salary earned through the Termination Date, less applicable taxes and deductions, all of which payments shall be made on the Company’s next regularly scheduled payroll date after the Termination Date;

(b)     Payment for all accrued and unused vacation earned through the Termination Date, which shall be paid in a lump sum on the Company’s next regularly scheduled payroll date after the Termination Date;

(c)     Payment of a prorated annual bonus, based on actual performance of the Company in 2019 pursuant to the Company’s 2019 annual incentive plan, as determined by the Board in its discretion and payable at the time when any such bonuses are otherwise determined for the Company’s senior executives; and

(d)     Reimbursement for customary business expenses incurred in performing Executive’s duties in accordance with Company’s applicable policies, provided that Executive’s request for reimbursement and supporting documentation is delivered to the Company on or before November 6, 2019.

By signing this Agreement, Executive acknowledges that, except for any payments owed under this Agreement, Executive is owed no further compensation or benefits related to Executive’s employment with the Company and that Executive has been properly paid for all past wages and benefits. Nothing in this Agreement shall affect any vested benefits that Executive is entitled to receive under any other applicable Executive benefit plan not otherwise covered in this Agreement. Vested benefits under applicable Executive benefit plans remain governed by the terms of those plans. Pursuant to Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), after the Termination Date, Executive will have the opportunity to elect to continue any group medical, dental, and vision coverage for himself and any eligible dependents, if applicable. Documents describing the ability to continue the Executive’s medical benefits under COBRA will be provided to Executive by the Company under separate cover.

4.     DEFERRED COMPENSATION. The Parties acknowledge and agree that the Executive retains 290,296 deferred common stock units under the Company Executive Deferred Compensation Plan (“DCP”), which will be paid to Executive in accordance with the Executive’s Election Notice for the 2015 Plan Year. Nothing in this Agreement releases or waives Executive’s rights to any deferred compensation to which Executive is entitled under the DCP.

5.     SEVERANCE BENEFITS. Provided that within twenty-one (21) days following Executive’s receipt of this Agreement, Executive delivers to the Company a fully executed copy of this Agreement and permits it to become effective in accordance with its terms, and provided that Executive complies with and performs all material terms of this Agreement, the Company agrees to pay or provide Executive with the following payments and benefits as severance benefits:

(a)     Severance pay in the total amount of Four Hundred and Sixty-Four Thousand, Nine Hundred and Seventy-Two Dollars ($464,972), which is equal to one (1) year of Executive’s salary as of the Termination Date, less applicable withholdings required to be so deducted or withheld under applicable law, to be paid to Executive in one lump sum payment on December 31, 2019 (the 60th day following the Termination Date);

(b)     A payment in the amount of Ninety-Nine Thousand and Eighteen Dollars ($99,018), equivalent to the average annual bonus earned by Executive in the two most recent fiscal years ending prior to the Termination Date, to be paid to Executive in one lump sum payment on December 31, 2019 (the 60th day following the Termination Date);

(c)     A payment in the amount of Twenty-Two Thousand, Seven Hundred and Eighty-Six Dollars and Sixty-Two Cents ($22,786.62), equivalent to an estimated twelve (12) months of COBRA costs for Executive and his dependents and grossed up for applicable tax withholdings required to be deducted or withheld under applicable law, to be paid to Employee in one lump sum payment on the Company’s first regularly scheduled payday after the Effective Date; and

(d)     Immediate vesting of any equity compensation awards granted by the Company (a) that were otherwise scheduled to vest within six months after the termination date for all awards that have a monthly or quarterly vesting schedule and (b) that were otherwise scheduled to vest at the next vesting date for all awards that have an annual vesting schedule (which, for the avoidance of doubt, shall not include any awards under the Company’s Long Term Performance Plan (the “LTPP”)).

(e)     Through the sixth anniversary of the Termination Date, the Company shall maintain coverage for the Executive as a named insured on all directors’ and officers’ insurance maintained by the Company for the benefit of its directors and officers on at least the same basis as all other covered individuals and provide the Executive with at least the same corporate indemnification as it provides to other senior executives.

(f)     Reimbursement of outplacement assistance for Executive of up to $5,000, provided that Executive submits proof of such costs to the Company.

Executive acknowledges and agrees that the severance benefits afforded under this Section 5 exceed what Executive is otherwise entitled to receive, and are in lieu of any other compensation or benefits to which Executive otherwise might be entitled, and payment of the severance benefits is conditioned upon Executive’s compliance with the terms of this Agreement. Executive further acknowledges and agrees that the Company shall withhold from the payments and benefits described in this Agreement all taxes, including income and employment taxes, allowed to be so deducted or withheld under applicable law. Executive agrees that Executive shall be solely responsible for any taxes that may be due and owing by Executive as a result of any payment of monies under this Agreement.

6.     TERMINATION OF SEVERANCE BENEFITS. Executive agrees that the benefits provided by the Company under Section 5 will be terminated by the Company as follows:

(a)     If Executive has not returned this Agreement signed by Executive on or before the twenty-first (21st) day after Executive receives a copy of it, or if Executive revokes the Agreement during the seven (7) days after signing it, then all benefits provided under Section 5 shall be forfeited and not paid.

(b)     If Executive breaches Executive’s obligations under this Agreement, the Company may immediately terminate all payments and benefits provided pursuant to Section 5, as liquidated and agreed damages, without limiting the Company’s rights at law or equity.

7.     COMPREHENSIVE RELEASE AND WAIVER.

(a)     Parties’ Intent. It is the intent of the Parties that the following comprehensive general release and waiver be construed to effectuate the broadest possible release and/or waiver of rights permitted under the laws of North Carolina and the United States of America. Executive agrees that Executive has entered into this Agreement as a compromise and in full and final settlement of all Claims (as defined below) Executive may have against the Company and Executive further agrees that any and all existing or potential issues that Executive may have arising out of or related to the Company are hereby fully resolved. Executive also agrees that, although Executive may hereafter discover Claims presently unknown or unsuspected, or new or additional facts from those which Executive now knows or believes to be true, Executive intends to provide a complete waiver of all Claims based on any facts and circumstances, whether known or unknown, up to and including the date that Executive signs this Agreement.

(b)     General Release of Liability by Executive. Executive, on Executive’s own behalf and on behalf of Executive’s heirs, personal representatives, successors and assigns, hereby releases, waives, and forever discharges the Primo Water Corporation and each of its affiliated entities (including all subsidiaries), and each and every one of their respective present and former directors, officers, members, employees, agents, insurers, predecessors, successors and assigns (the “Released Parties”), of and from, to the maximum extent legally permissible, any and all claims, demands, actions, causes of action, damages, costs and expenses which Executive now has or may have by reason of anything occurring, done or omitted to be done as of or prior to the Signature Date including, but not limited to:

i.     any and all claims related to Executive’s employment with the Company and the termination of same;

ii.     any and all claims arising out of or related to Executive’s Employment Agreement;

iii.     any and all claims for breach of any express or implied contract, whether written or oral, interference with contractual relations, wages or benefits owed or additional compensation or benefits other than the compensation and benefits set forth in this Agreement, including but not limited to wages, commissions, deferred compensation, bonuses, incentive compensation, equity compensation, or other benefits of any kind;

iv.     any and all claims relating to employment practices or policies of the Company or its affiliates;

v.     any and all claims arising under any local, state or federal legislation or rules, including, but not limited to, claims under the Employee Retirement Income Security Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, any act relating to military service, any North Carolina law related to human rights and/or civil rights, the Retaliatory Employment Discrimination Act, the North Carolina Persons with Disabilities Protection Act, the North Carolina Equal Employment Practices Act, and any other federal, state or local law or regulation prohibiting employment discrimination or retaliation based on any protected status or otherwise governing the employment relationship between Executive and the Company, and amendments to these statutes and laws;

vi.     claims under the common law, including, but not limited to, negligence, gross negligence and any other tort claims, intentional infliction of emotional distress, defamation, assault, battery, invasion of privacy, and false imprisonment; civil conspiracy, duress, promissory or equitable estoppel, fraud, mistake, misrepresentation, violation of public policy, retaliation, personal injury, breach of fiduciary duty, bad faith, and any other wrongful conduct; and

vii.     claims under any other federal, state or local laws, statutes, regulations, ordinances, or other similar provisions ((i) through (vii), collectively, the “Claims”).

(c)     Exceptions. Notwithstanding anything contained in this Section 7, this release does not extend to and has no effect upon (i) any breach of this Agreement, (ii) any vested benefits that Executive may have pursuant to the terms of any pension or retirement plan sponsored by the Company, subject to and in accordance with the terms of any applicable plan, (iii) any claims which cannot by law be released (such as statutory claims for worker’s compensation/disability insurance benefits and unemployment compensation), or (iv) Executive’s right to file a charge or complaint, or participate in an investigation, with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state, or local governmental agency or commission, provided, however, this Agreement does waive Executive’s right to receive any monetary damages associated with any such charge, complaint, investigation, or other action, with the exception of any monetary damages or award from the Securities and Exchange Commission.

(d)     Non-Litigation Covenant. Executive further agrees not to sue the Company or any of the Released Parties with regard to any claim released above. Executive understands that the provisions of this Agreement shall not be construed as preventing Executive from filing a charge with the Equal Employment Opportunity Commission, the Securities and Exchange Commission, or similar agency, only to the extent Executive is permitted to do so by law, notwithstanding any provisions of this Agreement to the contrary. However, Executive expressly releases, waives, and disclaims any right to compensation or other benefit that may otherwise inure to Executive as a result of any such charge or administrative complaint, with the exception of any monetary damages or award from the Securities and Exchange Commission. Executive understands that the provisions of this paragraph mean that Executive cannot bring a lawsuit or arbitration in any forum against the Released Parties for any reason for claims Executive may have as of the date of this Agreement.

8.      COMPANY INFORMATION AND PROPERTY.

(a)     On or before the Termination Date, Executive agrees that Executive will turn over and return to the Company all of the Company’s documents, manuals, plans, work notes, or other business papers and all copies of same, whether paper or electronic, which are in Executive’s possession, along with any and all property of the Company, including but not limited to keys, badges, credit cards, computers, and cell phones.

(b)     Executive acknowledges that Executive has been given access to certain highly-sensitive confidential and proprietary information belonging either to the Company or to other parties who may have furnished such information under obligations of confidentiality, relating to and used in the Company’s business (collectively, “Confidential Information”). Executive acknowledges that, unless otherwise generally available to the public, Confidential Information includes, but is not limited to, the following categories of information and material, regardless of how such information or material may exist from time to time and whether in electronic, print, or other form, which constitute valuable, special, and unique assets of the Company or its affiliates that have been developed or acquired through substantial investments of time, money, and resources:

i.     information relating to the operation of the Company’s business, methods of operation, technology, or marketing, including, but not limited to, customer information, including names and contact information, preferences, pricing, buying habits, and the need and methods of fulfilling those needs; prices, renewal dates, and other terms of customer and supplier contracts and proposals; the specific terms of any agreement or arrangement between the Company and its customers, employees, contractors, subcontractors, suppliers or vendors; pricing policies, methods of delivering services and products, marketing and sales strategies, product technology and product development strategies; vendor or supplier lists; employment records and employee lists; forecasts and budgets; product performance and technical information; business strategies, management plans and policies; marketing and sales plans and policies; material and equipment costs; financial information or data; and business methods and finances;

ii.     information of a technical or proprietary nature developed by the Company and its employees or acquired by the Company from any licensor, licensee, customer, supplier, vendor, employee, contractor, or subcontractor, on a confidential basis or protected basis and related to the Company’s business, including but not limited to any scientific or technical analyses, ideas, concepts, designs, specifications, requirements, prototypes, techniques, technical data or know-how, formulae, methods, discoveries, improvements, equipment, research and development, and inventions related to the Company’s business; and

iii.     information relating to the Company’s business that is of commercial value on the basis of not being publicly known, including but not limited to Trade Secrets, as defined below.

Confidential Information does not include any information that is generally available to the public other than as a result of disclosure by Executive in violation of this Agreement or disclosure that Executive knows is by another party in violation of any other agreement with the Company.

(c)     Executive shall not disclose Confidential Information to any person, firm, corporation, association, or other entity not employed by or affiliated with the Company for any reason or purpose whatsoever and will not use Confidential Information except on behalf of the Company. Executive shall promptly surrender to the Company upon the Termination Date all Confidential Information in Executive’s possession or control, including all passwords used by Executive to access facilities, networks, or phone systems of the Company. Upon the Termination Date, Executive shall cease using any secure website or web portals, e-mail system, or phone system or voicemail system of the Company.

(d)     At all times after the Termination Date, Executive shall not disclose any Trade Secret (defined below) to any third party, and shall not use any Trade Secret for the benefit of Executive or for others, without the prior written consent of the Company. For purposes of this Agreement, the term “Trade Secret” means any item of Confidential Information that constitutes a trade secret of the Company under the common law or statutory law of the State of North Carolina. The Parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

(e)     It is acknowledged and agreed that any breach or threatened breach of the provisions of this Section 8 would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. In the event of a breach or threatened breach by Executive of this Section 8, the Company shall be entitled to an injunction restraining Executive from disclosing Confidential Information or Trade Secrets, and, further, from accepting employment with or rendering services to any such third party to whom Confidential Information or Trade Secret has been disclosed or is threatened to be disclosed by Executive. Nothing contained in this Section 8 shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies for any such breach or threatened breach, including recovery from Executive of any monetary damages that the Company may suffer by reason of any such breach or threatened breach.

(f)     Notwithstanding the foregoing, this Section 8 does not prohibit Executive from responding truthfully (i) to any inquiry by any governmental or regulatory agency, (ii) if required by legal process, and then only to the extent required, and provided that Executive gives written notice to the Company prior to the date a response is due and cooperate if any of the Released Parties (as defined below) elects to contest such legal process or (iii) as otherwise required by law. In accordance with disclosures required under the Defend Trade Secrets Act of 2016, Executive is hereby notified that Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

9.     NON-DISPARAGEMENT.

(a)     Executive represents and warrants that since receiving this Agreement, Executive:

(i)

has not made, and going forward will not make, disparaging, defaming, derogatory or negative remarks about the Company or its products, services, business practices, directors, officers, managers or employees to anyone, including via any social media or other online platform; and

(ii)

has not taken, and going forward will not take, any action that may impair the relations between the Company and its vendors, customers, employees, or agents or that may be detrimental to or interfere with, the Company or its business.

Nothing in this section nor in this Agreement is intended, nor shall be construed, to prohibit Executive from any communications to, or participation in any investigation or proceeding conducted by, any governmental agency or prohibit Executive from engaging in any legally protected activity.

10.     VOTING AGREEMENT. Executive agrees that at any annual or special meeting of the Company’s stockholders occurring before the first anniversary of the date hereof Executive shall vote all shares of the Company’s common stock over which Executive has voting control and shall take all other necessary or desirable actions within Executive’s control to vote in favor of the proposals recommended by the Board and to elect to the Board any individual nominated by the Board, as reflected in the Company’s proxy statement for such meeting.

11.     CONTINUING OBLIGATIONS. Executive acknowledges and agrees that the post-employment restrictive covenants and obligations contained in Section 9 of the Employment Agreement survive the termination of Executive’s employment and are hereby incorporated by reference as material terms of this Agreement.

12.     BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns. This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, executors and administrators. Executive may not assign any of Executive’s rights or obligations under this Agreement without the written consent of the Company.

13.     APPLICABLE LAW. This Agreement will be governed and interpreted by the laws of the State of North Carolina without giving effect to any choice or conflict of law principles of any jurisdiction. The Parties agree that any dispute hereunder would be subject to the jurisdiction and venue of the courts of or for the County of Forsyth, North Carolina.

14.     OTHER. Except as expressly provided in this Agreement, this Agreement supersedes all other understandings and agreements, oral or written, between the parties and constitutes the sole agreement between the parties with respect to its subject matter; provided that, nothing in this Agreement does or shall be construed to supersede Executive’s rights with respect to the DCP and vested rights under the LTPP or any restricted stock unit or option award, if any. Each party acknowledges that no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement and no agreement, statement or promise not contained in the Agreement shall be valid or binding on the parties unless such change or modification is in writing and is signed by the parties. Executive’s or the Company’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement.

15.     NO REPRESENTATION AS TO TAX CONSEQUENCES. Executive acknowledges that neither the Company, nor anyone acting on its behalf, has made any representations as to the federal, state, or local tax consequences or tax treatment of any payments being made under the terms of this Agreement. Executive further agrees that the proper reporting and payment of all federal, state, and local tax obligations, as well as the tax consequences arising from this Agreement, are solely Executive’s responsibility. The Company hereby expressly advises Executive of the right to seek tax and/or financial advice from a professional of Executive’s choice as to tax matters. Executive further acknowledges by Executive’s signature below that Executive understands that Executive has the right, and has been afforded the opportunity prior to signing this Agreement, to seek advice from a tax professional of Executive’s choice as to any tax matters related to the payments set forth above. It is intended that the payments and benefits under this Agreement be exempt from or, to the extent not exempt, comply with, the provisions of Section 409A of the Internal Revenue Code (herein referred to as “Section 409A”). This Agreement shall be administered in a manner consistent with this intent, and any provision or ambiguity that would cause the Agreement to fail to be so exempt or compliant shall have no force and effect until amended to comply with Section 409A. For purposes of clarity, it is the intent of this Agreement that all payments of severance benefits hereunder fall within the exemption from Section 409A pursuant to the short-term deferral rule thereunder and, to the extent not so exempt, fall within the exemption from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) and, to the extent not so exempt, comply with Section 409A. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

16.     PROVISIONS RELATING TO ADEA RELEASE. Executive represents to the Company that Executive is aware, understands and agrees that:

(a)     Executive is voluntarily entering into and signing this Agreement;

(b)     The claims waived, released and discharged in the above Section 7 of this Agreement include any and all claims Executive has or may have arising out of or related to Executive’s employment with the Company and the termination of that employment, including any and all claims under the Age Discrimination in Employment Act (the “ADEA”);

(c)     Those claims waived, released and discharged in Section 7 do not include, and Executive is not waiving, releasing or discharging, any claims that may arise after the Signature Date;

(d)     The payments and benefits provided or to be provided Executive pursuant to the provisions of Section 5 above constitute consideration that Executive was not entitled to receive before the Effective Date;

(e)     Executive was given twenty-one (21) days within which to consider this Agreement;

(f)     The Company advised Executive of Executive’s right to consult with an attorney regarding this Agreement before executing the Agreement and encouraged Executive to exercise that right;

(g)     Executive may revoke this Agreement at any time within seven (7) days after the Signature Date, and this document will not become effective or enforceable until the eighth (8th) day after the Signature Date (the “Effective Date”) (on which day this Agreement will automatically become effective and enforceable unless previously revoked within that seven (7) day period); and

(h)     By signing this Agreement, Executive acknowledges that the period of time used by Executive prior to signing this Agreement was sufficient time to consider and review this Agreement, it being expressly understood that the Company is imposing no requirement or duress on Executive to take less than twenty-one (21) days to consider signing this Agreement.

EXECUTIVE REPRESENTS THAT EXECUTIVE HAS CAREFULLY READ THE ENTIRE AGREEMENT, UNDERSTANDS ITS CONSEQUENCES, AND VOLUNTARILY ENTERS INTO IT.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year written below (the “Signature Date”).

MATTHEW T. SHEEHAN

By:        /s/ Matthew T. Sheehan

Name:  Matthew T. Sheehan

Date:    November 21, 2019

PRIMO WATER CORPORATION

BY:       /s/ David J. Mills

Name:  David J. Mills

Title:    Chief Financial Officer

Date:    November 21, 2019